Exhibit 99.1

Jumptap, a Keating Capital Portfolio Company, Completes Merger with NYSE-Listed Millennial Media

Pre-IPO Investor’s Portfolio Company Acquired by Leading Independent Mobile Advertising Platform

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--November 11, 2013--Keating Capital, Inc. (Nasdaq: KIPO) (www.KeatingCapital.com) announced that, on November 6, 2013, portfolio company Jumptap, Inc. completed its merger with Millennial Media, Inc. (NYSE: MM). The merger agreement was initially announced by Jumptap and Millennial Media on August 13, 2013.

Keating Capital invested $5.0 million in Jumptap’s Series G convertible preferred stock on June 29, 2012. As part of the merger, the holders of Series G convertible preferred stock were entitled to receive shares of Millennial Media common stock with a value equal to 1.75x their invested capital based on the closing merger price of $7.05 per share. At the closing of the merger, in exchange for its Jumptap Series G preferred stock and after certain share adjustments, Keating Capital received 1,247,893 shares of Millennial Media’s common stock with a total value of approximately $8.8 million, based on the closing merger price. As of September 30, 2013, the fair value of the Company’s investment in Jumptap was marked at $7.2 million, which reflected $2.2 million of unrealized appreciation.

Pursuant to a contractual lockup agreement, Keating Capital may not sell any shares of Millennial Media common stock for the initial 90-day period following the closing. Beginning on or about February 4, 2014, Keating Capital may sell up to one-third of its shares. All lockup restrictions expire on or about May 5, 2014. The ultimate value that Keating Capital may be able to realize on its Jumptap investment will depend on the actual trading price of Millennial Media’s common stock as and when it ultimately disposes of its shares.

In addition, at the closing of the merger, Keating Capital was required to set aside in escrow a total of 135,194 shares of Millennial Media for a one-year period following the closing as partial security for potential stockholder indemnification obligations.

Keating Capital’s investment in Jumptap represents the sixth portfolio company (out of a total of 21 portfolio company investments) to have completed an IPO or sale transaction since Keating Capital’s initial portfolio company investment in January 2010.

About Keating Capital, Inc.

Keating Capital (www.keatingcapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. Keating Capital provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that Keating Capital believes typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com